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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported):  March 27, 1997

                               Carrols Corporation
               (Exact Name of Registrant as Specified in Charter)

           Delaware                      1-6553                  16-0958146
(State or Other Jurisdiction          (Commission               (IRS Employer
     of Incorporation)                File Number)           Identification No.)

              968 James Street, Syracuse, New York          13203
            (Address of Principal Executive Offices)     (Zip Code)

       Registrant's telephone number, including area code:(315) 424-0513

                                 Not Applicable

          (Former Name or Former Address, if Changed Since Last Report)

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Item 1.  Changes in Control of Registrant.

     On March 27, 1997, Madison Dearborn Capital Partners L.P. and Madison Dearborn Capital Partners II, L.P. (together with Madison Dearborn Capital Partners, L.P., the "MD Investors") acquired (i) from Carrols Holdings Corporation ("Holdings") (the parent company of the Registrant), 283,334 shares of common stock, $.01 par value per share, of Holdings (the "Common Stock") (such shares of Common Stock are referred to herein as the "Company Shares") and
(ii) from Atlantic Restaurants, Inc. ("Atlantic"), then the sole stockholder of Holdings, 283,333 of the outstanding shares of Common Stock held by Atlantic, (together with the Company Shares, the "MD Shares"), pursuant to a Stock Purchase Agreement, dated as of February 25, 1997, which is filed as an Exhibit to the Form 10K of Carrols Corporation (the "Company") for 1996 and is hereby incorporated by reference herein and an amendment thereto dated March 27, 1997, which is filed as an Exhibit hereto and is hereby incorporated by reference herein (together, the "Purchase Agreement"). The aggregate purchase price for the MD Shares was approximately $61 million in cash, of which approximately one-half was paid to Holdings. The source of the consideration was the investment capital of each of the MD Investors.

     As a result of the aforementioned sales, the MD Investors and Atlantic each own approximately 44% of the outstanding shares of Common Stock on a fully diluted basis. Additionally, pursuant to the Purchase Agreement, certain members of senior management of Holdings purchased 10,810 shares of Common Stock and were granted options, which when combined with the shares of Common Stock purchased, equal 12% of the outstanding shares of Common Stock on a fully diluted basis. The transactions described above are referred to herein as the "MD Investment".

     In connection with the MD Investment, Holdings, Atlantic, the MD Investors, Alan Vituli and certain other members of senior management (collectively, the "Stockholders") entered into a stockholders agreement (the "Stockholders Agreement"), which is filed as an Exhibit to the Company's Form 10K for 1996 and is hereby incorporated by reference herein. Pursuant to the Stockholders Agreement, the Stockholders will elect a new Board of Directors of Holdings and Holdings will elect a new Board of Directors of the Company. The persons nominated to the new boards are Benjamin D. Chereskin, Robin P. Selati and an independent director who will be selected by the MD Investors, Paul Durrant, David J. Mathies, Jr. and an independent director who will be selected by Atlantic, and Mr. Vituli and Mr. Daniel T. Accordino, each an executive officer of the Company. The Stockholders Agreement also includes restrictions on the transfer of Common Stock, restrictions on and covenants of Holdings and the provision of preemptive, tag along and drag along rights granted to the parties thereto.

Item 2.  Acquisition or Disposition of Assets.

     On March 28, 1997, the Company acquired 24 Burger King restaurants (including one restaurant under construction) for an aggregate purchase price of $21 million in cash, pursuant to two separate Purchase and Sale Agreements, each dated as of January 15, 1997, by and between the Company, Omega Services, Inc. ("Omega") and Harold W. Hobgood, as Omega's agent (the "Omega Transactions"). A copy of each such agreement is filed as an Exhibit hereto and is hereby


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incorporated by reference herein. The Company funded the purchase price of each such purchase by using (i) proceeds from the sale of the MD Shares and (ii) funds borrowed from Texas Commerce Bank National Association and other lenders pursuant to a loan agreement which is referred to in Item 5 herein. The purchase prices for such purchases were determined through negotiations among the principals of the parties.

Item 5.  Other Events.

     On March 27, 1997, the Company entered into a Loan Agreement among the Company, Texas Commerce Bank National Association, as Agent, and other Lenders who are parties thereto (the "Loan Agreement"). The Loan Agreement provides for
(i) a $127,000,000 Advance Loan Facility under which the Company may borrow up to 75% of the purchase costs incurred in connection with permitted acquisitions of the Company and to repurchase up to $25,000,000 of the 11 1/2% Senior Notes due 2003 (the "Senior Notes") of the Company if the holders of such notes exercise the right to cause the Company to repurchase such Senior Notes due to a change of control event; and (ii) a $25,000,000 Revolving Loan Facility to be used to refinance the Company's existing revolving credit facility with Heller Financial, Inc., to finance permitted acquisitions and new store development by the Company, and for other working capital and general corporate purposes.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     This report does not include the financial statements and pro forma financial information required by Items 7(a) and 7(b) to Form 8K. Pursuant to Items 7(a)(4) and 7(b)(2) to Form 8K, such financial statements and pro forma financial information will be filed by an amendment to this report no later than 60 days from the date hereof.

          c.   Exhibits

     10.38 First Amendment to the Stock Purchase Agreement dated March 27, 1997 by and among Carrols Holdings Corporation, Atlantic Restaurants, Inc. Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P.

     10.39 Purchase and Sale Agreement dated as of January 15, 1997 by and between Carrols Corporation, as Purchaser, Omega Services, Inc. as Seller and Mr. Harold W. Hobgood as Omega's Agent.

     10.40 Purchase and Sale Agreement dated as of January 15, 1997 by and between Carrols Corporation, as Purchaser, Omega Services, Inc. as Seller and Mr. Harold W. Hobgood as Omega's Agent.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Carrols Corporation

Dated:  April 11, 1997               By:    /s/ ALAN VITULI
                                               --------------------
                                                Alan Vituli



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